                                                                   Exhibit 10.45

                             AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT

                                     OF

                         GE FUEL CELL SYSTEMS, L.L.C.

                                   between

                              GE MICROGEN, INC.

                                    and

                               PLUG POWER INC.

                                Dated as of

                              August 21, 2001

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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ANNEX A          Definitions
ANNEX B          Representations and Warranties of the Members
ANNEX C          Intentionally Omitted

EXHIBIT 1        Members and Membership Interests
EXHIBIT 2        Allocation and Capital Account Provisions
EXHIBIT 3        Intentionally Omitted
EXHIBIT 4        GE Company Policies
EXHIBIT 5        Form of Contribution Agreement
EXHIBIT 6        Form of Promissory Note and Security Agreement
EXHIBIT 7        Form of GE Trademark and Tradename Agreement
EXHIBIT 8        Form of PP Trademark Agreement
EXHIBIT 9        Form of Distributor Agreement

                             AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                         GE FUEL CELL SYSTEMS, L.L.C.

                     A Delaware Limited Liability Company

          THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "LLC Agreement") of GE Fuel Cell Systems L.L.C. (the "Company") is made and entered into as of the 21 day of August, 2001, by and between GE MICROGEN, INC. (f/k/a GE ON-SITE POWER, INC.), a Delaware corporation ("GEMG") and a wholly owned subsidiary of GENERAL ELECTRIC COMPANY ("GE"), which is controlled by the GE POWER SYSTEMS ("GEPS") division of GE, having offices at One River Road, Schenectady, New York 12345, and PLUG POWER, INC., (f/k/a PLUG POWER, L.L.C.), a Delaware corporation ("PP"), having offices at 968 Albany-Shaker Road, Latham, New York 12110 (GEMG and PP, collectively, the "Members" and each individually, a "Member").

                             BACKGROUND STATEMENTS

          WHEREAS, GEMG and PP entered into a Limited Liability Company Agreement which was subsequently amended and restated by an Amended and Restated Limited Liability Company Agreement dated as of February 3, 1999, pursuant to which GEMG and PP agreed to join together to operate a limited liability company under the laws of the State of Delaware, for the purposes and upon the terms and conditions set forth in such agreement, with GEMG owning 75% of the Membership Interest of the Company and PP owning 25% of such Membership Interest;

          WHEREAS, (i) PP and GEMG have agreed to amend and restate the LLC Agreement to shift an additional 15% of the Membership Interest of the Company from GEMG to PP, (ii) PP has agreed to issue to GE Power Systems Equities, Inc., an Affiliate of GEMG, an Option to Purchase Common Stock of PP, dated the date hereof, subject to the terms set forth therein, and (ii) the Company and PP have agreed to an expansion of the Company's distribution rights with respect to PP's Products, pursuant to an Amended and Restated Distributor Agreement (the "Distributor Agreement") dated the date hereof and between PP and the Company ;

          WHEREAS, immediately following the amendment and restatement of this LLC Agreement, GEMG and PP will have Membership Interests in the Company of 60% and 40%, respectively.

          NOW THEREFORE, in consideration of the mutual covenants and agreements hereinunder set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

     Section 1.1.   Definitions.  Capitalized terms used in this LLC Agreement
                    -----------
shall have the meanings specified herein or in Annex A.

                                  ARTICLE II
                                 ORGANIZATION

     Section 2.1.   Formation; Name.  The Members hereby enter into this LLC
                    ---------------
Agreement for the purpose of amending the rights and obligations of the Members. The name of the Company shall be GE Fuel Cell Systems, L.L.C.

     Section 2.2.   Certificate of Formation; Foreign Qualification.  GEMG has
                    -----------------------------------------------
caused to be filed for record the Certificate of Formation of the Company in the offices of the Secretary of State of the State of Delaware in accordance with [sec] 18-201 of the Act. GEMG shall file such amendments and other documents necessary to give effect to this LLC Agreement. Prior to the Company's conducting business in any jurisdiction other than the State of Delaware, the Members shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Members, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this LLC Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     Section 2.3.   No State Law Partnership; Liability to Third Parties. The
                    ----------------------------------------------------
Members intend that the Company not be a partnership (including, without limitation, a limited partnership), and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and that this LLC Agreement not be construed otherwise. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court, except for the obligation to fund the working capital needs of the Company as set forth in
Article V of this LLC Agreement.

     Section 2.4.   Registered Office.  The registered office and principal
                    -----------------
place of business of the Company shall be located at 1 River Road, Schenectady, New York 12345, and the Company will also operate at such other places as it may determine.

     Section 2.5.   Representations and Warranties of the Members. Each Member
                    ---------------------------------------------
represents and warrants to the other Member, as of the date of execution of this LLC Agreement, as set forth in Annex B, except as set forth in the applicable Disclosure Schedule.

                                 ARTICLE III
                     PURPOSES AND POWERS; TERM OF COMPANY

     Section 3.1.   Purposes and Powers.  The Company has been formed for the
                    -------------------
sole purpose of marketing and selling (as a distributor), Products in the Territory and performing Services in the Territory. The Company's business shall be limited to that which is described in this Section 3.1 and in Section
3.2 and any incidental activities. In furtherance of such business, the Company shall have all of the powers

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granted to a limited liability company under the laws of the State of Delaware, including, without limitation, the powers specifically enumerated in [sec] 18-106 of the Act.

     Section 3.2.   Scope.  The Company shall, in accordance with the terms of
                    -----
the Distributor Agreement, purchase, from PP, Products and such other PP products that the Members mutually agree to be marketed and sold ("Other Products"), and may purchase Services from PP, GE and third parties as needed, in order to provide high quality Products, Other Products and Services in the Territory. The Company shall hire or contract necessary manpower for distributing Products and Other Products and for providing Services, in accordance with the Distributor Agreement.

     Section 3.3.   Term.  The Company shall continue until dissolved or
                    ----
terminated pursuant to law or the provisions of this LLC Agreement.

                                  ARTICLE IV
           MEMBERSHIP, DISPOSITIONS OF INTERESTS AND BANKRUPT MEMBER

     Section 4.1.   Members.  As of the close of business on August __, 2001,
                    -------
the Members' ownership of the Membership Interest of the Company shall be modified such that GEMG has 60% of the Membership Interests of the Company and PP has 40% of the Membership Interests of the Company. The Members and their respective Membership Interests immediately following such modification shall be as set forth on Exhibit 1.

     Section 4.2.   Additional Members.  Additional Persons may be admitted to
                    ------------------
the Company as Members and Membership Interests may be created and issued to those Persons with the approval of five (5) members of the Committee on such terms and conditions as the Committee may determine at the time of admission. The terms of admission or issuance must specify the Capital Contribution and Membership Interest applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. Any such admission shall be effective only after the new Member has executed and delivered to the Committee a document including the new Member's notice address and its agreement to be bound by this LLC Agreement, with representations and warranties effective as of the date of such new Member's execution of such document. Upon the admission of new Members, Exhibits 1 and 2 shall be amended by the Committee to reflect the new Members, Membership Interests and allocation and capital account provisions.

     Section 4.3.   Withdrawal.  Except as set forth in this LLC Agreement, a
                    ----------
Member does not have the right or power to withdraw from the Company as a Member.

     Section 4.4.   Disposition of a Membership Interest.
                    ------------------------------------

            (a)     Prohibition. No Membership Interest, or any right, title or
                    -----------
interest in or to such Membership Interest, now or hereafter owned, held or acquired by any Member shall be Disposed of voluntarily, involuntarily, by operation of law, with or without consideration, or otherwise except in accordance with the provisions of this Section 4.4. Any Disposition which does not comply with the provisions of this Section 4.4 shall be void ab initio and
                                                                 -- ------
the Company shall not give effect to such attempted Disposition in its records.

            (b)     Affiliates; Sale of Business.  Any Member may Dispose of all
                    ----------------------------
(but not less than all) of its right, title and interest in and to a Membership Interest as follows: (i) to an Affiliate of such Member, provided that such Affiliate is not a GEPS Competitor, (ii) by GEMG to the purchaser, directly or indirectly, of GEMG or GEPS (or substantially all of the assets of GEMG or GEPS), or (iii) subject to the provisions of clause (c)
below, by PP to the purchaser, directly or indirectly, of PP (or substantially all of the assets of PP); provided, however, that any Disposition pursuant to
                          --------  -------
this clause (b) shall be made in compliance with the requirements of clauses
(d), (e) and (f). GEMG and PP shall remain responsible for the performance of this LLC Agreement by each Affiliate of such party to which a Membership Interest is transferred pursuant to this Section 4.4(b). If any Affiliate to which a Membership Interest is transferred pursuant to this Section 4.4 ceases to be an Affiliate of the Member from which it acquired such Membership Interest, such Person shall re-convey such Membership Interest to such transferring Member promptly upon such Person ceasing to be such an Affiliate (unless such Person ceases to be such an Affiliate in connection with a transfer otherwise permitted by this Section 4.4).

            (c)     GEMG Option to Purchase.
                    -----------------------

                    (i) Notwithstanding the provisions of Section 4.4(b), if there is either (a) a Change of Control with respect to PP or (b) a proposal to Dispose, directly or indirectly, of all or any portion of PP's interest in the Company (in either case, a "PP Transfer"), then PP shall provide prompt written notice (the "Transfer Notice") to GEMG. The Transfer Notice shall identify the nature of the Change of Control or the Person with which the PP Transfer is proposed to be consummated and all other material terms of the proposed transaction, including the consideration to be paid in connection with the PP Transfer, and, in the case of an offer in which the consideration payable in connection with the PP Transfer consists in whole or in part of consideration other than cash, such information relating to such other consideration as is reasonably necessary for GEMG to be informed of all material facts relating to such consideration.

                    (ii) GEMG shall have the right and option, for a period of 30 days after the date on which all information required to be provided to GEMG has been so provided (the "Notice Period"), to deliver a notice to PP (the "Purchase Notice") of GEMG's intention to purchase that portion of PP's interest in the Company that PP proposes to transfer (the "PP Interest"). The consideration to be paid by GEMG for the PP Interest shall be (a) in the case of a Change of Control, the Fair Market Value of the PP Interest, or (b) in the case of a PP Transfer, cash in an amount equal to the price to be paid for the PP Interest by the proposed purchaser thereof. Notwithstanding the preceding sentence, if the consideration to be paid for the PP Interest is wholly or partially non-cash consideration, then GEMG shall pay cash in lieu of the non-cash consideration, in an amount equal to the fair market value thereof, such amount to be determined by good faith negotiations between the Members (and, in the absence of agreement, using a procedure similar to that used to determine the Fair Market Value of an Interest in the Company). Delivery of the Purchase Notice by GEMG shall constitute an irrevocable election by GEMG to purchase the PP Interest for the consideration and on the other terms and conditions set forth in the proposed transaction and in this Section 4.4(c).

                    (iii) The transfer of the PP Interest to GEMG shall be consummated as soon as practicable following the giving of the Purchase Notice by GEMG, but in no event more than 30 days thereafter (subject to any extension necessary to comply with any applicable regulatory requirement). If at the end of the Notice Period GEMG shall not have given a Purchase Notice with respect to the PP Interest, GEMG shall be deemed to have waived its rights under this
Section 4.4(c) with respect to the Disposition contemplated by the Transfer Notice. If GEMG rejects the Transfer Notice, or is deemed to have waived its rights as set forth in the preceding sentence, PP shall have the right, for a period of 180 days following such rejection or waiver (subject to any extension necessary to comply with any applicable regulatory requirement), to dispose of the PP Interest to the proposed transferee identified in the Transfer Notice and on terms no more favorable to the proposed transferee than are set forth in the Transfer Notice. If, at the end of the 180-day period following the rejection or waiver, PP has not completed the sale of the PP Interest, such Disposition may not occur and PP and the PP Interest shall again be subject to the restrictions contained in this
Section 4.4(c).

                    (iv) The provisions of this Section 4.4(c) shall not apply in the case of a public offering of securities of PP.

            (d)     Delivery to the Company. The Company shall not recognize
                    -----------------------
for any purpose any purported Disposition of a Membership Interest unless and until all Applicable Laws, including securities laws, with respect to the Disposition have been complied with and the other applicable provisions of this
Section 4.4 have been satisfied and the Committee has received, on behalf of the Company, a document (i) executed by both the Member effecting the Disposition and the Person to which the Membership Interest is transferred,
(ii) including the notice address of any Person to be admitted to the Company as a Substitute Member and such Person's agreement to be bound by this LLC Agreement in respect of the Membership Interest being obtained, (iii) setting forth the Membership Interest after the Disposition of the Member effecting the Disposition and the Person to which the Membership Interest is transferred, and
(iv) containing a warranty and representation that the Disposition was made in accordance with all Applicable Laws and regulations. Each Disposition and, if applicable, admission complying with the provisions of this Section 4.4(d) shall be effective as of the first day of the calendar month immediately succeeding the month in which the requirements of this Section 4.4 have been met.

            (e)     Status as a Member.  Upon compliance with the other
                    ------------------
applicable requirements of this Section 4.4, the transferee shall be deemed a "Member" for the purposes of this LLC Agreement and a party to this LLC Agreement, and shall have the rights and be subject to the obligations of a Member hereunder and a party hereto with respect to the Membership Interest held by such transferee.

            (f)     Costs. The Member effecting a Disposition and any Person
                    -----
admitted as a Substitute Member in connection therewith shall pay, or reimburse the Company for, all reasonable costs incurred by the Company in connection with the Disposition (including, without limitation, any legal fees incurred in connection with the consideration of the implications thereof under applicable securities laws, the Code and other laws) on or before the tenth day after the receipt by that Person of the Company's invoice for the amount due.

                                  ARTICLE V
                            CAPITAL CONTRIBUTIONS

     Section 5.1.   Initial Contributions.  GEMG has previously contributed
                    ---------------------
$10,000 cash to the capital of the Company.

     Section 5.2.   Additional Members.  Each Additional Member shall make the
                    ------------------
Capital Contribution determined by the Members to be made by such Additional Member at the time such Additional Member is admitted as a Member of the Company in accordance with Section 4.2 of this LLC Agreement.

     Section 5.3.   Guarantees.  Should guarantees be required by customers to
                    ----------
support the contracts entered into by the Company, then the Company shall, to the extent reasonably possible, arrange such guarantees with its own resources. Where necessary, and subject to mutual written agreement on a case by case basis, the Members may, but shall not be obligated to, guarantee the contracts in proportion to their respective Membership Interests in the Company.

     Section 5.4.   Return of Contributions.  No Member is entitled to the
                    -----------------------
return of any part of its Capital Contributions or to interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member.

     Section 5.5.   Member Affiliate Loans.
                    ----------------------

            (a) GEMG shall arrange for its Affiliate, GE, to provide, during the period ending 12/31/2005, in the form of loans to the Company, capital as required to fund the Company's operations, in accordance with the Distributor Agreement, in an amount not to exceed $8,000,000. The loans shall be made to the Company pursuant to the terms of a non-recourse promissory note substantially in the form attached to this LLC Agreement as Exhibit 6. The loans referred to in this subsection (a) shall be conditioned upon (A) PP meeting all of its obligations as set forth in the Distributor Agreement, and (B) PP providing Company with Products which are, in the reasonable judgment of GEMG, materially competitive with alternative PEM Fuel Cell-Powered Generator Sets on the basis of cost of energy, output, fuel flexibility, combined heat and power capability, first cost, lifecycle cost, reliability, emissions and application, when viewed in the aggregate.

            (b) In the event that further capital, in addition to that referred to in subsection (a) above, is required by the Company in order to meet any obligation or pay any liability of the Company, the Company may borrow such required capital from any Person, including any Member or any Affiliate of a Member, on such commercially reasonable terms as the Committee may determine; provided, that the Company shall offer to the Members the opportunity to lend such funds on such commercially reasonable terms pro rata in proportion to their respective Membership Interests. Any such transactions with Members or their Affiliates are subject to Section 7.1(b).

                                  ARTICLE VI
             PROFITS, LOSSES, ACCOUNTING, TAXES AND DISTRIBUTIONS

     Section 6.1.   Allocation of Profits and Losses.  Except as otherwise
                    --------------------------------
provided in and subject to the provisions of Exhibit 2 to this LLC Agreement, Profits (including items of income and gain) and Losses (including items of expense, deduction and loss) of the Company for each Fiscal Year shall be determined as of the end of the Fiscal Year and shall be allocated to each Member pro rata in accordance with its Membership Interest.

     Section 6.2.   Books; Fiscal Year.
                    ------------------

            (a) The Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company's financial statements shall be kept on the accrual basis and in accordance with GE General Accounting Policies (as they may be modified from time to time) and GAAP, consistently applied. The Company's financial statements shall be audited annually by independent public accountants selected by the Committee. The fact that such independent public accountants may audit the financial statements of one or more of the Members or their Affiliates shall not disqualify such accountants from auditing the Company's financial statements.

            (b) The fiscal year of the Company (the "Fiscal Year") shall be the calendar year (or such other 12-month period as the Committee may select) or, if applicable, that shorter period within the calendar year (or such other period) during which the Company had legal existence.

            (c) The Company shall prepare and distribute to each Member unaudited quarterly financial statements (including, without limitation, current Capital Account balances), prepared in accordance with Section 6.2(a). Such quarterly financial statements shall be distributed to the Members within a time that will permit, and shall provide such information concerning the operations of the Company as may be required for, the Members to prepare and timely file with the Securities and Exchange Commission their quarterly financial statements.

            (d) At a minimum, the Company shall keep at its principal executive office such books and records as may be required by the Act and such other books and records as are customary and usual for businesses of the type engaged in by the Company.

            (e) Each Member or its duly authorized representatives shall have the right, during normal business hours and in accordance with the Act, to inspect and copy the Company's books and records at the requesting Member's expense.

     Section 6.3.   Capital Accounts.
                    ----------------

            (a) There shall be maintained a Capital Account for each Member in accordance with this Section 6.3 and the principles set forth in Exhibit 2 attached to this LLC Agreement. The amount of cash or the fair market value of property contributed to the Company by each Member (including the property deemed contributed to the Company by PP pursuant to Section 3 of the Contribution Agreement), net of liabilities assumed by the Company from such Member or to which the contributed property is subject, shall be credited to such Member's Capital Account, and from time to time, but not less often than at the end of each Fiscal Year, the allocations to each Member of Profits and Losses (including any special allocations made pursuant to the provisions of Exhibit 2) and the fair market value of property distributed to each Member, net of liabilities assumed by the Member or to which the property distributed is subject, shall be credited or debited to such Member's Capital Account. The determination of Members' Capital Accounts, and any adjustments thereto, shall be made consistent with tax accounting and other principles set forth in
Section 704(b) of the Code and the applicable regulations thereunder.

            (b) Except as otherwise specifically provided in this LLC Agreement or any Ancillary Agreement, no Member shall be required to make any further contribution to the capital of the Company to restore a loss, to discharge any liability of the Company or for any other purpose, nor shall any Member personally be liable for any liabilities of the Company or of any other Member, except as provided by law.

            (c) Immediately following a permitted transfer of any Membership Interest, the Capital Account of the transferee Member shall equal the Capital Account of the transferor Member attributable to the transferred Membership Interest and such Capital Account shall not be adjusted to reflect any basis adjustment under Section 743 of the Code.

            (d) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, taking into account any adjustments required pursuant to Section 704(b) of the Code and the applicable regulations thereunder as more fully described in Exhibit 2 attached hereto.

     Section 6.4.   Tax Returns.  The Members, through the Committee, shall
                    -----------
cause to be prepared and filed all necessary federal and state income tax returns for the Company. Such tax returns shall be prepared by the Tax Matters Partner, as defined in Section 6.5. In preparing the tax returns for the Company, the Tax Matters Partner shall at all times act reasonably and in good faith taking into account the interests of all Members. The Tax Matters Partner shall permit any Member upon request reasonable opportunity to review the content of all tax returns at least 45 days prior to filing. The Tax Matters Partner shall be reimbursed, at cost, by the Company for any and all expenses incurred on behalf of the Company by the Tax Matters Partner while acting in its capacity as Tax Matters Partner. Each Member shall furnish to the Committee all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed. Neither the Company, the Committee nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this LLC Agreement shall be construed to sanction or approve such an election.

     Section 6.5.   Tax Matters Partner.  GEMG shall be the "Tax Matters
                    -------------------
Partner" of the Company within the meaning of Section 6231(a)(7) of the Code and shall act in any similar capacity under applicable state, local or foreign law (in such capacity, the "Tax Matters Partner"). The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each of the other Members a "notice partner" within the meaning of Section 6231(a)(8) of the Code. The Tax Matters Partner shall notify the other Members of all material matters that come to its attention in its capacity as Tax Matters Partner. The Tax Matters Partner will give the other Members not less than 15 days' prior notice as to any action to be taken or of any decision not to take action with respect to any such material matter. In acting in its capacity as Tax Matters Partner, GEMG shall at all times act reasonably and in good faith, taking into account the interests of all Members.

     Section 6.6.   Distributions.  Except to the extent prohibited by
                    -------------
Applicable Law and provided that the Company has positive cash flow from operations (after repayment of amounts due under loans made to the Company by a Member or an Affiliate of a Member, including, without limitation, as provided for in the Promissory Note) and the ability to continue its business without incurring additional debts, the Members, through the Committee, shall cause the Company to distribute available cash to each Member, on or prior to March 31 of each year, pro rata in proportion to its Membership Interest.

     Section 6.7.   Withdrawals. No Member shall be entitled to make
                    -----------
withdrawals from its Capital Account.

                                 ARTICLE VII
                       MANAGEMENT; CONDUCT OF BUSINESS

     Section 7.1.   Management by Committee.
                    -----------------------

            (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members. In managing the business and affairs of the Company and exercising its power, the Members shall act through their representatives on the Committee as described in Section 7.2. Any Member who binds or obligates the Company for any debt or liability or causes the Company to act, except in accordance with the immediately preceding sentence, shall be liable to the Company for any such debt, liability or act. Decisions or actions taken by Members in accordance with this LLC Agreement (whether through the Committee or otherwise) shall constitute decisions or actions by the Company and shall be binding on each Member (in its capacity as such).

            (b) Except as hereinafter provided, all decisions and actions of the Company shall require the approval of a majority of the Committee members meeting in accordance with Article VIII. Notwithstanding the foregoing provisions of this Article VII, the following actions (collectively, "Supermajority Transactions") shall require the consent of five (5) Committee members:

                    (i) any merger/acquisition or sale or purchase of any material assets which are greater than 20% of the fair value of the total assets of the Company;

                    (ii) any transaction with a Member or its Affiliates, except as expressly provided for in this LLC Agreement or in the Ancillary Agreements;

                    (iii) any amendment to the Company's Certificate of Formation, this LLC Agreement, or any of the Ancillary Agreements;

                    (iv) the entering into of any contract valued at more than $10 million; and

                    (v) the issuance or repurchase of Membership Interests or admission of Additional Members in accordance with Section 4.2.

     Section 7.2.   Establishment of the Committee.
                    ------------------------------

            (a) GEMG and PP hereby establish the Committee. The Committee shall consist of seven members, three appointed by each of GEMG and PP and a seventh member, who shall be the Company's President and who shall be selected in accordance with Section 7.3(a) and treated for all purposes of this LLC Agreement as being appointed to the Committee by GEMG. At any time the Company does not have a President, GEMG may designate the seventh member, who shall serve until a President is appointed in accordance with Section 7.3 of this LLC Agreement. The Chairman of the Committee shall be designated by GEMG from among the members of the Committee appointed by GEMG, and the Vice-Chairman of the Committee shall be designated by PP from among the members of the Committee appointed by PP. The members of the Committee shall serve at the pleasure and on behalf of the party that appointed such member, until such member resigns or is removed by the party that appointed such member. All such members shall be officers, directors or employees of a Member or the Company. A member of the Committee may be removed, with or without cause, only by the party that appointed such member.

            (b) The Members shall act through their representatives on the Committee in the manner set forth below. Except as described in Section 7.1(b), decisions by the Committee shall require majority approval of a quorum of the Committee members.

            (c) Each Member shall designate its representatives on the Committee to the other Members in writing, and such designation shall remain in effect until the revocation of such designation has been made in writing. Such writing will be signed by the chief executive officer of PP in the case of PP and by the president of GEMG in the case of GEMG.

     Section 7.3.   Officers.
                    --------

            (a) The Company shall hire its President in the following manner: GEMG shall present to PP a slate of 3 qualified nominees for President, unless the parties mutually agree to a slate of less nominees. PP shall have the right to select from GEMG's slate of nominees one individual to serve as President for the compensation and on the other terms and conditions designated by GEMG. The President shall be vested by the Committee with all necessary powers to conduct the normal business of the Company. The President will be removed at the request of GEMG with or without cause at any time. Except as otherwise agreed to by GEMG and PP, other primary management functions of the Company shall be assigned by the President.

            (b) The Committee may appoint such other officers as it may determine from time to time. Except as otherwise agreed, each officer of the Company shall hold office at the pleasure of the Committee, and the Committee may remove any officer at any time, with or without cause. If appointed by the Committee, the officers shall have the duties assigned to them by the Committee.
 In the case of a Chief Financial Officer, a Chief Operating Officer and/or a Chief Marketing Officer, as those offices may exist from time to time, GEMG shall present to PP a slate of 3 qualified nominees for such office, as the case may be, unless the parties mutually agree to a slate of less nominees for a particular office. PP shall have the right to select from GEMG's slate of nominees one individual to serve for each office in accordance with this Section 7.3.

     Section 7.4.   Conduct of Business.  Except as otherwise specifically
                    -------------------
provided in this LLC Agreement, the Committee shall have the authority to, and shall, conduct the affairs of the Company on behalf of, and as representatives of, the Members. The Committee shall conduct the Company's business and affairs pursuant to, and in accordance with, the goals established by the Committee.
The Committee shall review the goals not less frequently than annually and shall establish goals for the next Fiscal Year not later than three months prior to the commencement of each Fiscal Year. The Committee may delegate to such officers as it may appoint from time to time the authority to conduct the day-to-day operations of the Company's business. The Company hereby adopts, and the Committee shall cause the Company to be operated in accordance with, the GE Company Policies, attached hereto as Exhibit 4, and policies consistent with Applicable Laws, including, but not limited to U.S. export control laws. In carrying out their responsibilities, the Committee members and officers of the Company shall be indemnified by the Company to the fullest extent allowed by Delaware law.

     Section 7.5.   Conflicts of Interest.  Subject to the other express
                    ---------------------
provisions of this LLC Agreement, particularly Section 9.3, each Member and its respective Committee members and Affiliates may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate in such other business ventures. Subject to Section 7.1(b)(ii) of this LLC Agreement and the provisions of any Ancillary Agreement, the Company may transact business with any Member, their Affiliates and their respective directors, officers, employees and agents, provided the terms of those transactions are substantially comparable to those the Company could obtain from unrelated third parties.

                                  ARTICLE VIII
                            MEETINGS OF THE COMMITTEE

     Section 8.1.   Regular and Special Meetings.  Regular meetings of the
                    ----------------------------
Committee shall be held at such times and places, within or without the State of Delaware, as the Committee may from time to time determine. Special meetings of the Committee may be called by any four Committee Members, and shall be held at such times and places, within or without the State of Delaware, as may be specified in such call.

     Section 8.2.   Notices of Meetings.  Notice of the time and place of each
                    -------------------
meeting of the Committee shall be given to each Committee member by the person or persons calling such meeting. Such notice need not specify the purpose or purposes of the meeting (unless a Supermajority Transaction is proposed for consideration) and may be given in any manner or method and at such time so that the Committee member receiving it may have reasonable opportunity to participate in the meeting. The giving of notice shall be deemed to have been waived by any Committee member who shall participate in such meeting and may be waived, in writing, by any Committee member either before or after such meeting.

     Section 8.3.   Quorum.  Six Committee members shall constitute a quorum for
                    ------
the transaction of business by the Committee. Whenever less than a quorum is present at the time and place appointed for any meeting of the Committee, a majority of those present may adjourn the meeting from time to time, until a quorum shall be present.

     Section 8.4.   Action by Written Consent or Telephone Conference.  Any
                    -------------------------------------------------
action permitted or required by the Act or this LLC Agreement to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the members of the Committee. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Committee. Subject to the requirements of the Act or this LLC Agreement, members of the Committee may participate in and hold a meeting of the Committee by means of a conference telephone or similar communications equipment by means of which all participants can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 8.5.   Substitute Committee Members.  If a Committee member is
                    ----------------------------
unavailable for any particular Committee meeting, the Member that appointed such Committee member shall have the right to appoint a substitute Committee member for such meeting.

                                  ARTICLE IX
                              ADDITIONAL COVENANTS

     Section 9.1.   Public Announcements, Etc.  The Members shall consult with
                    -------------------------
each other before issuing any press release or making any public statement with respect to this LLC Agreement or the organization of the Company and, except as may be required by Applicable Law or any national or international securities exchange, will not issue any such press release or make any such public statement without the consent of both Members. Notwithstanding the foregoing, no provision of this LLC Agreement shall relieve a Member from any of its obligations under Section 9.2.

     Section 9.2.   Confidentiality.  The Members agree to follow, and to cause
                    ---------------
the Company to follow, the following requirements regarding confidentiality:

            (a) Each Member and the Company (each, for purposes of this Section 9.2, a "Party") expects to furnish to one or more of the other Parties certain confidential information which will constitute trade secrets or other proprietary business or technical information belonging to the disclosing Party (including, but not limited to, components, processes, financial information, drawings, specifications and other data, whether in written, printed, oral or other form) and will be marked "Confidential" or "Proprietary" (such information is hereinafter referred to as "Confidential Information") at the time it is disclosed. Oral information which is confidential or proprietary shall be reduced to writing by the disclosing Party within ten (10) working days after disclosure, which writing shall specifically reference the date of disclosure and otherwise conform to the requirements of this paragraph. Any information which is disclosed in any other manner shall be deemed to be non-confidential. The receiving Party shall not disclose Confidential Information to anyone except its employees who have a need to know such Confidential Information in order to perform their work and shall inform such individuals of the confidential nature of the Confidential Information. Subject to the provisions of subsection (b), below, the receiving Party shall use the Confidential Information only for the purpose of such work and shall use efforts to protect the confidentiality of such Confidential Information commensurate with those which it employs for the protection of its own confidential information, but it shall not be liable for unauthorized revelations of such Confidential Information which occur in spite of such efforts.

            (b) Notwithstanding the provisions of subsection (a) above, (i) the receiving Party shall not be subject to any restriction hereunder with respect to any part of such Confidential Information which appears in issued patents or publications, which is known or becomes generally known to the relevant public through no fault of the receiving Party, which is independently generated by the receiving Party without use of the Confidential Information, which is furnished to others by the disclosing Party without restriction on disclosure, which was or becomes known to the receiving Party through other sources free of any confidentiality restriction, which must be disclosed by requirements of law or valid legal or regulatory process, in which case the Party intending to make such disclosure shall notify the Party which designated the material as confidential in advance of any such disclosure and reasonably cooperate with any attempt to maintain the confidentiality of such materials; and (ii) any and all restrictions with respect to Confidential Information provided hereunder shall expire three (3) years after the date that such Confidential Information first is disclosed to the receiving Party.

            (c) When one Party no longer desires to use the Confidential Information of another Party, it shall return to the other Party any such Confidential Information and shall destroy all copies of such Confidential Information with the exception of one copy which may be retained exclusively for the purpose of documenting the disclosures made hereunder.

            (d) The Company shall restrict access to any Confidential Information made available or disclosed by a Member to the Company hereunder only to those employees of the Company with a need to know such information in performance of their jobs with the Company.

     Section 9.3.   Protection of Business.  In consideration of the respective
                    ----------------------
benefits of this LLC Agreement to the Members, and subject to the terms and conditions of the Distributor Agreement, the Members hereby covenant and agree that during the term of the Distributor Agreement:

            (a) PP and its Affiliates shall not market, distribute, sell, lease or finance Products or PEM Fuel Cell-Powered Generator Sets, components, replacement parts, upgrades, accessories or improvements that compete with the Products, market or sell the output of PEM Fuel Cell-Powered Generator Sets that compete with the Products, or provide Services to Customers in the Territory, directly or indirectly, except that (i) PP may, for the sole purpose of Product testing and research and development, deal directly with and provide Product and Services to governmental entities (e.g., State of New York, NYSERDA, U.S. Department of Energy), (ii) PP may, for the sole purpose of Product testing and research and development, deal directly with, sell Product to, and provide Services to, quasi-public entities (e.g., Long Island Power Authority, Los Angeles Department of Water and Power) provided that PP and the Company mutually agree to allow PP to enter into such transactions and PP and the Company agree on appropriate compensation to GEMG or its Affiliate, and (iii) if PP and the Company mutually agree that a specific market opportunity (e.g., applications, geographic market) may be better served by a distributor (including PP) other than the Company, PP and the Company will negotiate in good faith to determine the compensation that should be paid to GEMG or its Affiliate for the Company forgoing its exclusive distribution rights to that opportunity.

            (b) GEMG (i) shall utilize PP as its sole supplier of PEM Fuel Cell-Powered Generator Sets, components, replacement parts, upgrades, accessories, and improvements therefor (in each case, except as designed for use in propulsion applications), and (ii) will not, directly or indirectly, Sell PEM Fuel Cell-Powered Generator Sets manufactured by or on behalf of any Person other than Supplier, nor the output thereof, nor any components, replacement parts, upgrades, accessories or improvements therefor (in each case, except as designed for use in propulsion applications).

     Section 9.4.   Promotion of the Company.  GEMG and PP shall use all
                    ------------------------
reasonable efforts to (a) promote the use of the Products and Services in the Territory, (b) support the Company in obtaining government authorizations as may be necessary or appropriate to operate the Company, and (c) make available support in conducting the day to day operations of the Company, including but not limited to administration, sales support, warehousing administration, and financial planning and budgeting; provided, that all such efforts shall be in accordance with this LLC Agreement and the Ancillary Agreements. This Section will not be construed to expand either party's obligations in respect of matters specifically addressed elsewhere in this LLC Agreement or in any Ancillary Agreement.

     Section 9.5.   Ethical and Environmental Standards.  Each Member shall
                    -----------------------------------
ensure that all actions on its behalf in connection with the Company are in compliance with the highest ethical standards. In particular, each party shall ensure that no money or anything of value (such as a bribe or kickback) is offered, given or authorized to be given, directly or indirectly, to a customer or government official to influence or reward action or inaction with regard to the Company. GEMG shall have the right to cause an environmental baseline study to be prepared, at the Company's cost, for any facilities to be used by the Company.

     Section 9.6.   Tax Matters.  The Members agree to cooperate to structure
                    -----------
the operation of the Company in a manner which enables each party and the Company to optimize its tax position with respect to the joint venture. If during the course of the operation of the Company, United States tax laws change so as to have a significant impact on either of the Members or the Company, the Members agree to cooperate to make such mutually acceptable changes to this LLC Agreement insofar as allowed under law as will enable the affected party to optimize its tax position resulting from the change in the law.

     Section 9.7.   Other Covenants.
                    ---------------

            (a) PP will train sufficient personnel in the Company, PP, GEMG and GEMG's Affiliates as may be needed in the conduct of the Company's operations, at terms and prices mutually agreed to between PP and the Company.

            (b) The Company shall use its best efforts to hire marketing, sales, and service personnel and/or contract with third parties to market and sell Products in the manner that its Affiliates market and sell similar products, and to provide Services to ensure a level of customer service consistent with that provided for other GE-branded products, taking into consideration the sales volumes of Products .

            (c) Each Member's patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets, licensed rights or other intellectual property rights ("Intellectual Property") now in existence or hereafter lawfully acquired or developed by such Member shall not be deemed to be transferred to any other Member or to the Company by virtue of this LLC Agreement. Notwithstanding the foregoing provisions of this Section 9.7(c), GEMG hereby grants to PP a perpetual non-exclusive, non-transferable, irrevocable, royalty-free, fully paid up license to use Product information regarding market size, demographics, demand, segmentation, design parameters sought by the market, and contact information (names, addresses, telephone numbers) for customers, resellers, service providers, code bodies, and similar information acquired or developed by the Company under this LLC Agreement.

     Section 9.8.   Further Assurances.  Subject to the terms and conditions of
                    ------------------
this LLC Agreement, each Member shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law and otherwise to consummate the transactions contemplated by this LLC Agreement and to refrain from taking any action that would prevent or delay the consummation of the transactions contemplated by this LLC Agreement. The Members shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonable and necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this LLC Agreement.

     Section 9.9.   Ancillary Agreements.  Contemporaneously with or prior to
                    --------------------
the execution of this LLC Agreement, the Members, as applicable, shall enter into or have entered into, or shall cause or have caused their Affiliates, as applicable, to enter into, the Ancillary Agreements. The termination of an Ancillary Agreement, without substitution with an agreement acceptable to the Members, shall result in termination of this LLC Agreement pursuant to Section 10.2.

                                  ARTICLE X
                  DISPUTES; TERMINATION OF THIS LLC AGREEMENT

     Section 10.1.  Resolution of Disputes. If there shall exist a dispute
                    ----------------------
between the Members relating to approval of any Supermajority Transaction which substantially impairs the Company's ability to operate and flourish in a manner consistent with that anticipated by this LLC Agreement or substantially constrains the Company's prospects, the Members shall negotiate in good faith for a period of thirty (30) days in an effort to resolve the dispute. If such negotiations are not successful, either party shall have the right and option to notify the other party that the provisions of this Section
10.1 shall be invoked (the "Dispute Notice"). If a Dispute Notice is given and if requested by eitherparty within 10 days thereafter, the Members shall submit the matter in dispute to the chief executive officer of GEMG and the chief executive officer of PP for their review and resolution in such manner as they deem necessary or appropriate. The Committee will be bound by any resolution reached by the officers to whom such matter is submitted. If such officers cannot resolve such matter within 30 days after submission to them, then this LLC Agreement shall terminate.

     Section 10.2.   Termination.
                     -----------

            (a) This LLC Agreement may be terminated by either GEMG or PP by giving 30 days' notice if the other party is in Material Breach.

            (b)     This LLC Agreement shall automatically be terminated upon:

                    (i)    the written consent of all Members;

                    (ii) the sale, exchange or other disposition of all or substantially all of the assets of the Company; or

                    (iii) the Distributor Agreement or any other Ancillary Agreement being terminated and not replaced.

            (c) This LLC Agreement may be terminated in accordance with the provisions of Section 10.1 of this LLC Agreement.

     Section 10.3.  Effect of Termination.  If this LLC Agreement is terminated,
                    ---------------------
the Members shall have no further obligations hereunder, except that the provisions of Sections 9.1 and 9.2 shall survive the termination of this LLC Agreement. The Members will have additional obligations upon the termination of the Distributor Agreement, as set forth therein.

     Section 10.4.  Survival of Representations and Warranties.  Notwithstanding
                    ------------------------------------------
any investigation made by GEMG, PP or the Company, or such Member's or the Company's representative, with respect to the representations or warranties of the other party, the representations and warranties of the Members contained in this LLC Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the third anniversary of the execution hereof or (i) in the case of paragraphs 1, 2, 4 and 7 of Annex B, indefinitely, and (ii) in the case of paragraphs 5, 8 and 9 of Annex B, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 10.5 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants and agreements contained in this LLC Agreement shall survive until fully performed in accordance with their terms.

     Section 10.5.  Indemnifiable Claims.  Subject to the limitations set forth
                    --------------------
in any Ancillary Agreement, the Members agree to the following indemnifications and procedures:

            (a)     Indemnification by the Members.  Each Member hereby agrees
                    ------------------------------
to indemnify the other Members and the Company (without duplication) and their respective Affiliates, directors, officers and employees against, and agrees to hold them harmless from, any and all Damages incurred or suffered by any of them as a result of claims by third parties arising out of or related in any way to
(i) any misrepresentation or breach of any representation or warranty made by the Members in this LLC Agreement, and (ii) the breach or non-performance of any covenant or obligation required by this LLC Agreement to be performed or observed by the Member, provided, however, that no Member shall be required to
                        --------  -------
pay any Damages arising under clause (i) of this Section 10.5(a) unless and until the aggregate amount of such Damages attributable to such Member shall reach $25,000, at which time such Member shall become responsible for all such Damages (including the initial $25,000); and provided further, that the
                                             -------- -------
indemnification obligations of the Members hereunder shall each be limited to $1,000,000. The foregoing indemnification shall not in any manner limit a Member's legal remedies against the other Member under applicable law.

            (b)     Waiver of CERCLA Defense.  The Members, on behalf of
                    ------------------------
themselves and their respective Affiliates, and the Company expressly waive any claim or defense that the indemnifications contained in this LLC Agreement or in the Ancillary Agreements are unenforceable under Section 107(e) of CERCLA.

            (c)     Notice.  Each party to this Agreement agrees to give prompt
                    ------
notice to the other parties to this Agreement of the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party to this Agreement ("Indemnified Claims") in respect of which the Members, the Company or their respective Affiliates, or their respective directors, officers, employees or agents seek indemnity under Section 10.5(a), after such Member of the Company becomes aware of the facts giving rise to such Indemnified Claim. The failure of any party to provide notice pursuant to this
Section 10.5(d) shall not constitute a waiver of that party's claims to indemnification pursuant to Section 10.5 in the absence of material prejudice to the party that did not receive such notice. Any such notice to a party shall be accompanied by a copy of any papers theretofore served on the notifying party in connection with the Indemnified Claims.

            (d)     Defense and Settlement of Claims.
                    --------------------------------

                    (i)    Assumption of Defense.  Upon receipt of notice from a
                           ---------------------
party seeking and entitled to indemnification (an "Indemnified Party") pursuant to this Agreement, the party or parties against whom indemnification is sought (an "Indemnifying Party") will, subject to the provisions of Section 10.5(e)(ii), assume the defense and control of such Indemnified Claims but shall allow the Indemnified Party or Parties a reasonable opportunity to participate in the defense thereof with its or their own counsel and at its or their own expense. The Indemnifying Party shall (A) select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party or Parties, (B) take all steps necessary in the defense or settlement thereof and (C) at all times diligently and promptly pursue the resolution thereof. The Indemnified Party or Parties shall, and shall cause each of their respective Affiliates and their respective directors, members, officers, employees, and agents to, cooperate fully with the Indemnifying Party in the defense of any Indemnified Claim.

                    (ii)   Settlement of Claims.  The Indemnifying Party shall
                           --------------------
be authorized to consent to a settlement of, or the entry of any judgment arising from, any Indemnified Claims, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (A) pay or cause to be paid
       --------
all
amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (B) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business, (C) obtain, as a condition of any settlement or other solution, a complete release of each Indemnified Party and (D) provide to the Indemnified Party notice of the proposed settlement prior to such settlement.

                                  ARTICLE XI
            DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

     Section 11.1.  Dissolution.  The Company shall be dissolved and its affairs
                    -----------
wound up on the first to occur of the following:

            (a)     the Members shall agree in writing to dissolve the Company;

            (b) any Member shall become a Bankrupt Member or dissolve, or there shall occur any other event (other than a transfer of a Membership Interest in accordance with Article IV or Article X) that terminates the continued membership in the Company of any Member;

            (c) the entry of a decree of judicial dissolution of the Company under [sec] 18-802 of the Act; and

            (d)     the termination of this LLC Agreement.

     Section 11.2.  Liquidation and Termination.  On dissolution of the Company,
                    ---------------------------
the Committee shall appoint as liquidator one or more Persons that are not affiliated with the Members. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this LLC Agreement and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of a Required Interest.
A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution and again after final liquidation, shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable, and shall apply the proceeds of liquidation as set forth in the remaining sections of this Article XI.

     Section 11.3.  Payment of Debts.  The assets shall first be applied to the
                    ----------------
payment of the liabilities of the Company (other than any loans or advances that may have been made by Members to the Company) and the expenses of liquidation.

     Section 11.4.  Debts to Members.  The remaining assets shall next be
                    ----------------
applied to the repayment of any loans made by any Member or Member Affiliate to the Company.

     Section 11.5.  Remaining Distribution.  The remaining assets shall then be
                    ----------------------
distributed to the Members in the following order:

            (a) If non-cash property of the Company is to be distributed, the fair market value of such property as of the date of dissolution shall be determined by the Members pursuant to Part B.7(a) of

Exhibit 2 using such reasonable methods of valuation as they may adopt. Such property shall be deemed to have been sold as of the date of dissolution for such fair market value, and the Capital Accounts of the Members shall be adjusted prior to the distribution of such property pursuant to Article VI of this LLC Agreement to reflect the manner in which gain or loss which would have been realized by the Company as a result of such deemed sale would have been allocated under Article VI and Exhibit 2 of this LLC Agreement.

            (b) Distributions shall be made according to the positive balance(s) (if any) of the Members' Capital Accounts (as determined after taking into account all Capital Account adjustments for the Company's Fiscal Year during which the liquidation occurs), either in cash or in kind, as determined by the Committee, with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Section 11.5(a). Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treas. Reg. [sec] 1.704-1(b)(2)(ii)(b)(2).

            (c) Notwithstanding anything to the contrary in this LLC Agreement, upon a liquidation within the meaning of Treas. Reg. [sec] 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of such Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

     Section 11.6.  Reserve.  Notwithstanding the provisions of Sections 11.4
                    -------
and 11.5, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article XI.

     Section 11.7.  Final Accounting.  Each of the Members shall be furnished
                    ----------------
with a statement prepared by the Company's certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a certificate of cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

                                   ARTICLE XII
                                  MISCELLANEOUS

     Section 12.1.  Relationship of the Members.  The relationship of the
                    ---------------------------
Members shall be limited solely to the purpose and scope of the Company as expressed in this LLC Agreement and in the Ancillary Agreements. This LLC Agreement shall not constitute the appointment of either party to this LLC Agreement as the legal representative or agent of the other party. Neither party to this LLC Agreement shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party to this LLC Agreement. Except as may be specifically provided in this LLC Agreement or any Ancillary Agreement, neither the Company nor either party shall assume or be responsible for any liability or obligation of any nature of, or any liability or obligation that arises from any act or omission to act of, any other party however or whenever arising.

     Section 12.2.  Performance by the Company.  The Members shall cause the
                    --------------------------
Company to perform the obligations on the Company's part to be performed by it under this LLC Agreement and the Ancillary Agreements.

     Section 12.3.  Agreement for Further Execution.  At any time or times upon
                    -------------------------------
the request of the Committee or either Member, each Member agrees to sign and swear to any certificate, any amendment to or cancellation of such certificate, acknowledge similar certificates or affidavits or certificates of fictitious firm name or the like (and any amendments or cancellations thereof) required by the laws of the State of Delaware, or any other jurisdiction in which the Company does, or proposes to do, business. This Section 12.3 shall not prejudice or affect the rights of the Members to approve certain amendments to this LLC Agreement pursuant to Section 12.5.

     Section 12.4.  Notices.  All notices, requests and other communications to
                    -------
any party or to the Company hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

          if to GEMG:                      GE Microgen, Inc.
                                           One River Road
                                           Schenectady, NY  12345
                                           Attention: President
                                           Telecopy:  (518) 385-5704

          with a copy to:                  GE Power Systems
                                           One River Road
                                           Schenectady, NY  12345
                                           Attention: General Counsel
                                           Telecopy: (518) 385-4725

          if to PP:                        Plug Power, Inc.
                                           968 Albany-Shaker Road
                                           Latham, NY  12110
                                           Attention: President and CEO
                                           Telecopy: (518) 782-7914

or to such other address or telecopy number and with such other copies, as such party may hereafter specify by notice to the other parties. Each such notice, request or other communication shall be effective upon receipt, provided that if the day of receipt is not a Business Day then it shall be deemed to have been received on the next succeeding Business Day.

     Section 12.5.   Amendments; No Waivers.
                     ----------------------
            (a) Any provision of this LLC Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all the Members, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege under this LLC Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this LLC Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 12.6.  Successors and Assigns.  Neither party shall assign this
                    ----------------------
LLC Agreement or any of its rights in and to this LLC Agreement, except that GEMG may, upon notice to PP, assign its rights in this LLC Agreement to an Affiliate of GE. Subject to the preceding sentence and other provisions hereof, the provisions of this LLC Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.

     Section 12.7.  Governing Law.  The laws of the State of Delaware shall
                    -------------
govern the validity, interpretation, construction, performance, and enforcement of this LLC Agreement, provided that any provision of such laws (e.g., choice of law provisions) invalidating any provision of this LLC Agreement or modifying the intent of the Members as expressed in the terms of this LLC Agreement shall not apply. It is further agreed that any and all litigation relating to this LLC Agreement or the Company shall be brought in a state or federal court located within the State of New York; and each Member, for the purpose of all such litigation, hereby submits to the exclusive jurisdiction and venue of such courts.

     Section 12.8.  Illegality and Severability.  If application of any one or
                    ---------------------------
more of the provisions of this LLC Agreement shall be unlawful under Applicable Law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this LLC Agreement. Should any portion of this LLC Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

     Section 12.9.  Counterparts; Effectiveness.  This LLC Agreement may be
                    ---------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and to this LLC Agreement were upon the same instrument. This LLC Agreement shall become effective when each party to this LLC Agreement shall have received a counterpart hereof signed by the other party to this LLC Agreement.

     Section 12.10. Entire Agreement.  This LLC Agreement and the Ancillary
                    ----------------
Agreements (and any other agreements contemplated hereby or thereby) constitute the entire agreement among the Members with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Members with respect to the subject matter hereof or thereof (including, without limitation, the Memoranda of Understanding of the Members dated June 26, 2001 and July 2, 1998). No representation, inducement, promise, understanding, condition or warranty not set forth in this LLC Agreement has been made or relied upon by any party to this LLC Agreement. This LLC Agreement is not intended to confer upon any Person other than the Members and the Company any rights or remedies hereunder.

     Section 12.11. Captions.  The captions in this LLC Agreement are included
                    --------
for convenience or reference only and shall be ignored in the construction or interpretation hereof.

     Section 12.12.  Expenses.  All costs and expenses incurred in connection
                     --------
with the transactions contemplated by this LLC Agreement shall be paid by the Member incurring such cost or expense, except as otherwise provided in this LLC Agreement or any Ancillary Agreement.

     Section 12.13.  Limitation of Liability.  In no case will a Member be
                     -----------------------
liable to the other for special, incidental, or consequential damages, including, but not limited to, personal injury, property damage, loss of profit or revenues, or business interruption.

         IN WITNESS WHEREOF, the Members have hereunto set their hands on the day and year first above written.

                                      MEMBERS:
                                      -------

                                      GE MICROGEN, INC.

                                      By:_______________________________________
                                               Barry Glickman, President

                                      PLUG POWER, INC.

                                      By:_______________________________________
                                            Roger Saillant, President and CEO

                                    ANNEX A
                                    -------

                                  DEFINITIONS

      Definitions. The following terms, as used in this LLC Agreement or any
      -----------
Ancillary Agreement, unless otherwise specifically defined therein, have the following meanings:

      "Act" means the Delaware Limited Liability Company Act, Del. Stat. [sec][sec] 18-101 to 18-1107, inclusive, as in effect from time to time in the State of Delaware.

      "Additional Member" means any Person admitted as a Member of the Company after the date of original execution of this LLC Agreement in accordance with the provisions of Section 4.2 hereof.

      "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, except that an Affiliate of PP shall only include any Person directly or indirectly controlled by PP. As used herein, control shall mean the ownership, either directly or by attribution, of more than 50% of the combined voting rights attributable to the equity interests of a Person or the ability, either direct or indirect, to control the composition of the majority of the Board of Directors or comparable management body of a person.

      "Ancillary Agreements" means the Contribution Agreement, Promissory Note and Security Agreement, GE Trademark and Tradename Agreement, PP Trademark Agreement, and Distributor Agreement contemplated by and executed in connection with this LLC Agreement, forms of which are attached to this LLC Agreement as Exhibits 5 through 9, respectively.

      "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officers, directors, employee's, consultants or agent's activities on behalf of such Person or any of its Affiliates).

      "Bankrupt Member" means any Member (i) that (A) makes an assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) is adjudged bankrupt or insolvent, or has entered against such Member an order for relief, in any bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the type described in subclauses (A) through (D) of this clause
(i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial pert of the Member's properties; or (ii) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and ninety (90) days have expired without the appointment having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      "Capital Account" means, as to a Member, the account established and maintained for such Member pursuant to Article VI hereof.

      "Capital Contribution" means the amount in cash or the value of property contributed by each Member (or its original predecessor in interest) to the capital of the Company in exchange for such Member's interest in the Company.

     "Change of Control" shall mean any of the following with respect to PP:
(i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the outstanding common stock or the combined voting power of PP's then outstanding voting securities entitled to vote generally; (ii) a reorganization, merger or consolidation of PP, in each case, with respect to which persons who were shareholders of PP immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally of PP or the surviving or resulting entity (as the case may be); (iii) a complete liquidation or dissolution of PP; or (iv) a sale of all or substantially all of PP's assets.

      "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

      "Committee" means the committee established pursuant to Section 7.2 hereof.

      "Company" means "GE Fuel Cell Systems, L.L.C.," a Delaware limited liability company.

      "Contemplated Transactions" means the transactions contemplated by this LLC Agreement and the Ancillary Agreements.

      "Damages" means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement of any portion of such amounts including, without limitation, reimbursement by way of third party insurance or third party indemnification) arising from or incurred in connection with any demand, claim, action, cause of action or proceeding.

      "Dispose," "Disposing," or "Disposition" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law).

      "Fair Market Value" means, with respect to a Membership Interest in the Company, the cash price that an unrelated party would pay for such Membership Interest, in light of all relevant factors in an arm's length transaction in which neither party is compelled to buy or sell. The Fair Market Value of Membership Interest in the Company shall be determined pursuant to the procedure set forth in the balance of this paragraph. Each party shall submit simultaneously to the other party a sealed proposal for the Fair

Market Value within 30 days after the event which triggers the valuation. Following the delivery of the two proposals, the amounts of the two proposals shall be compared. If the lower of the proposals is equal to or more than 90% of the higher of the proposals, the Fair Market Value shall be deemed to be the average of the two proposals. If the lower of the proposals is more than 10% less than the higher of the two proposals, the parties shall negotiate in good faith to determine the Fair Market Value. If the parties cannot agree on the Fair Market Value within 30 days of the opening of the sealed proposals, the parties shall each appoint, within ten days after the end of such period, an investment banking firm or other firm with significant experience in the valuation of businesses, in either case, of recognized standing, which firms need not be independent of the Company, PP and GE. Such firms shall negotiate in good faith to determine the Fair Market Value. If the firms cannot agree on the Fair Market Value within 30 days after the latter of them to be appointed, the two firms shall, within 10 days after the end of such 30-day period, (1) appoint a third such firm with significant experience in the valuation of businesses, of recognized standing, and independent of the Company, PP and GE, and share the results of their valuation analysis with such third firm. The third firm shall determine the Fair Market Value within 45 days after being appointed. The determination of Fair Market Value by this third firm shall be final and conclusive. The parties shall share equally the costs of compensating all of the foregoing firms.

      "Fiscal Year" has the meaning set forth in Section 6.2(b) of this LLC Agreement.

      "GAAP" means generally accepted accounting principles.

      "GE Company Policies" means the corporate policy statements relating to compliance with law, GE's General Accounting Practices and other matters adopted and published by GE, which are attached to this LLC Agreement as
Exhibit 4, as amended and supplemented from time to time, or any successor policies adopted by GE.

      "GEPS Competitor" means any of the following Persons, provided that GEMG may revise this list upon written notice to PP to include additional Persons involved directly, or indirectly through an affiliate, in the manufacture, assembly, or provision of O&M services for, gas or steam turbines, regardless of origin or design: AAR Engine Group - USA; ABB - Switzerland; Advanced Materials Technologies, Inc. - USA; Aero & Industrial Technology - UK; Aetc Ltd./ - UK; Alfa Laval - UK; AlliedSignal - US; Bailey Automation PLC - UK; Baird Analtical - USA; Baker/MO Services Inc. - USA; Bales Scientific Inc. - USA; Bently Nevada - USA; Bosman Powersource B.V. - Netherlands; Boyce Engineering Int'l. Ltd. - UK; Boyce Engineering International - USA; Brush Electrical Machines Ltd. - UK; Chromalloy Gas Turbine - USA; Concepts ETI, Inc.
- USA; Conmec, Inc. - USA; Cooper Energy Services - USA; Cooper Rolls - USA; Demag Delaval Turbomachinery Corp. - USA; Dresser Rand Turbo Products Division
- USA; Ebara Corporation - Japan; Elbar BV - Netherlands; European Gas Turbines Ltd. - UK; Fern Engineering, Inc. - USA; Fiat Avio S.P.A. - Italy; Gas-Path Technology, Inc. - USA; Hickham Industries, Inc. - USA; Hitachi - Japan; Honeywell Solid State Electric Center - USA; HSDE - UK; IHI-Japan; John Brown / Kvearner Engineering - UK; Kawasaki - Japan; Liburdi Engineering Ltd. - Canada; Man Gutehoffnungshutte AG - Germany; Mannesmann Demag Veidichter - Germany; McGuffy Systems, Inc. - USA; Mitsubishi Heavy Industries - Japan; Moog Controls
- USA; Natole Turbine Enterprises, Inc. - USA; Ormat Industries Ltd. - Israel; Petrotech, Inc. - USA; Polytec P.I. Inc. - USA; Powmat Ltd - USA; Pratt & Whitney - USA; Precision Castparts Corp. - USA; Preco Turbine Services Inc. - USA; Rolls-Royce Industrial & Marine - UK; Senior Thermal Engineering - UK; Sermatech International Inc. - USA; Siemens-Westinghouse Power Corp. - USA; Solar Turbines Incorporated - USA; SPE Mashproekt - Ukraine; Stork RMO BV - Netherlands; Sulzer Turbo - Germany; Thomassen International B.V. - Netherlands; Toshiba - Japan; Triconex Systems, Inc. -

USA; Turbine Controls Ltd. - UK; Turbine Technology Services Corp. - USA; Wilson & Daleo Inc. - Canada; Wood Group Gas Turbines Ltd. - UK.

      "Governmental Authority" means any foreign, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

      "IRS" means the U.S. Internal Revenue Service.

      "LLC Agreement" means this Amended and Restated Limited Liability Company Agreement, as it may be amended from time to time in accordance with its terms.

      "Material Adverse Effect" means, with respect to any event, occurrence or condition, or series of events, occurrences or conditions, a material adverse effect on the operations, property or financial condition of the affected business or entity taken as a whole.

      "Material Breach" means a breach by GEMG or PP, as the case may be, of this LLC Agreement which breach, if not cured, would have a Material Adverse Effect on the Company or the non-breaching party. A Material Breach shall not exist for purposes of this definition unless the non-breaching party has given written notice of such breach to the breaching party and (i) the party in Material Breach fails to cure the subject default within 120 days of the receipt of such notice or (ii) if such default cannot reasonably be cured within such 120-day period, (A) the party in Material Breach fails promptly to take and continue to take all reasonable steps to cure the default as promptly as practicable after receipt of such notice or (B) at the end of such 120-day period it appears that the breaching party will not be able to cure the Material Breach within a commercially reasonable time (not to exceed an additional 60 days); provided that the foregoing notice and cure periods shall not apply to a particular provision of this LLC Agreement if other such periods are specified in such provision.

      "Members" means GEMG and PP and any Person hereafter admitted to the Company as a member as provided in this LLC Agreement.

      "Membership Interest" means the interest of a Member (expressed as a percentage) in the Company. Membership Interests will be varied only as specifically agreed by the parties and will not be affected by allocations of Profits and Losses or other changes in Members' Capital Accounts.

      "MGPP" shall have the meaning ascribed to such term in the Distributor Agreement.

      "Other Products" has the meaning ascribed to such term in Section 3.2 of this LLC Agreement.

      "PEM Fuel Cell-Powered Generator Set" means a proton exchange membrane ("PEM") fuel cell stack, of any power output, with (in the case of a hydrocarbon fuel) or without (in the case of hydrogen fuel) a fuel processor, packaged with all of the ancillary components, systems, electronics, batteries, controls, protective relaying (e.g., over/under current, transfer switch), and enclosure(s) required to be ready for indoor or outdoor installation and operation for stand-alone or grid-interconnected stationary power applications.

      "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Products" shall have the meaning ascribed to such term in the Distributor Agreement.

      "Profits" and "Losses" mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

     (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss and any related expenses not allowed as a deduction pursuant to Section 265 of the Code shall be subtracted from such taxable income or loss;

     (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1 (b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss; and

     (iii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Exhibit B to this LLC Agreement shall not be taken into account in computing Profits or Losses.

      "Services" means the following activities associated with the Products: installation; permitting; application engineering; operation; routine maintenance; unscheduled maintenance; repair, overhaul (e.g., stack replacement); upgrade; remote monitoring, diagnostics and/or control (i.e., dispatch); operator and customer training; customer service; customer support .

      "Substitute Member" means any Person not a Member of the Company (prior to the transfer of a Membership Interest to such Person) to whom a Membership Interest in the Company has been transferred and who has been admitted to the Company as a Member pursuant to and in accordance with the provisions of
Section 4.4 of this LLC Agreement.

      "Supermajority Transaction" means a Supermajority Transaction defined as such in Section 7.1 (b) of this LLC Agreement.

      "Territory" means every country, province, territory or other principality in the world, except the States of Michigan, Indiana, Ohio, and Illinois in the United States of America while DTE Energy Technologies ("DTE") has exclusive rights to market and sell products similar to Products and provide services similar to Services therein. In the event that DTE shall cease to have exclusive rights to market and sell similar products and provide similar services in the States of Michigan, Indiana, Ohio and Illinois (the "DTE Territory"), this definition of "Territory" shall be expanded to include the DTE Territory and the Company will have the rights to market and sell Products and provide Services in the DTE Territory on a non-exclusive basis.

      "To the best of an entity's knowledge" or "to the knowledge of an entity" (or any similar phrase) means (I) with respect to GEMG, to the best of the knowledge of (or to the knowledge of, as the case may be) the President of GEMG, and (ii) with respect to PP, to the best of the knowledge of (or to the knowledge of, as the case may be) the President and CEO and the General Counsel of PP.

                                    ANNEX B

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

      The following representations and warranties which relate to PP, its assets and businesses are made solely by PP to and in favor of GEMG and the Company, and the representations and warranties which relate to GEMG, its assets and businesses are made solely by GEMG to and in favor of PP and the Company. Neither GEMG nor PP makes any representation with respect to representations of the other party:

     1.   Existence and Power. Each of GEMG and PP is duly formed, validly
          -------------------
existing and in good standing under the laws of the state of its formation and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each party is duly qualified to do business as a foreign limited liability company in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     2.   Authorization. The execution, delivery and performance by each party
          -------------
of this LLC Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by such party of the Contemplated Transactions are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This LLC Agreement and each of the Ancillary Agreements to which it is or will be a party constitutes a legal, valid and binding agreement of such party enforceable against such party in accordance with its terms, (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     3.   Governmental Authorization. The execution, delivery and performance
          --------------------------
by each party of this LLC Agreement and each of the Ancillary Agreements to which it is or will be a party require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than:
(i) any actions, consents, approvals or filings otherwise expressly referred to in this LLC Agreement or in an Ancillary Agreement; or (ii) where the failure to take any such actions, obtain any such consents or approvals or make any such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.   Non-Contravention. The execution, delivery and performance by each
          -----------------
party of this LLC Agreement and each of the Ancillary Agreements to which it is or will be a party and its completion of the Contemplated Transactions do not and will not (i) contravene or conflict with such party's organizational documents, (ii) assuming compliance with the matters referred to in Section 3 of this Annex B, contravene or conflict with or constitute a violation of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3 of this Annex B, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of GEMG or PP, as the case may be, or to a loss of any benefit to which GEMG or PP is entitled under, any agreement, contract or other instrument binding upon GEMG or PP or by which any of its properties or assets is or may be bound or any license, franchise, permit or similar authorization held by GEMG or PP except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     5.   Litigation; Disputes. There is no action, suit, investigation or
          --------------------
proceeding pending against, or, to the best of the knowledge of the applicable party, threatened against, or affecting PP or GEMG before any court or arbitrator or any governmental body, agency, official or authority which, if adversely determined or resolved, may reasonably be expected to result in liability or loss to the Company in excess of $50,000 or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions. No dispute or claim exists between PP or GEMG and any of their respective customers, suppliers, packagers or distributors (including warranty claims) which is reasonably likely to have a Material Adverse Effect on the Company.

     6.   Distributor and Sales Representative Agreements. Except for the
          -----------------------------------------------
Distribution Agreement with Edison Development Corporation dated June 27, 1997, a true and complete copy of which has been delivered to GEMG, PP has not entered into any distributor or sales representative agreements with respect to the Products. Such agreement is in full force and effect, is a legal, valid and binding obligation of PP and, to the knowledge of PP, each other party thereto, enforceable against PP and, to the knowledge of PP, each such other party in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and neither PP nor, to the knowledge of PP, any other party thereto, is in material default or has failed to perform any material obligation thereunder, and there does not exist any event, condition or omission which would-constitute a material breach or material default (whether by lapse of time or notice or both), except for any such default, failure or breach that would not have a Material Adverse Effect on either PP's fuel cell business or the Company. GEMG has not entered into any distributor or sales representative agreements with respect to PEM Fuel Cell-Powered Generator Sets.

     7.   Finders' Fees. There is no investment banker, broker, finder or other
          -------------
intermediary which has been retained by or is authorized to act on behalf of such party who or which might be entitled to any fee or commission from such party or any of its Affiliates upon consummation of the Contemplated Transactions,

     8.   Compliance with Laws. Except for violations or infringements as have
          --------------------
not had and would not have a Material Adverse Effect on the Company, the operations of GEMG's and PP's businesses have not violated or infringed, and do not violate or infringe, in any material respect, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

     9.   Investment Representation. Each party is acquiring its interest in
          -------------------------
the Company solely for investment purposes and not with a view to the distribution or resale thereof and acknowledges that its purchase of such interest is expressly subject to the conditions and limitations on transferability set forth in the LLC Agreement.

                                    EXHIBIT 1
                                    ---------

                              MEMBERSHIP INTERESTS
                              --------------------

          NAME AND                                                MEMBERSHIP
       NOTICE ADDRESS                                              INTEREST
       --------------                                             ----------

       GE Microgen, Inc.                                              60%
       One River Road
       Schenectady, NY 12345

       Plug Power, Inc.                                               40%
       968 Albany-Shaker Road
       Albany, NY 12110

                                   EXHIBIT 2
                                   ---------

                   ALLOCATION AND CAPITAL ACCOUNT PROVISIONS
                   -----------------------------------------

     For purposes of interpreting and implementing the LLC Agreement, the following rules shall apply and shall be treated as part of the terms of the LLC Agreement:

     A.   Special Allocation Provisions.
          -----------------------------

          1. For purposes of determining the amount of gain or loss to be allocated pursuant to Article VI of the LLC Agreement, any basis adjustments permitted pursuant to Section 743 of the Code shall be disregarded.

          2. Income, loss, deductions and credits shall be allocated to the Members in accordance with the portion of the Fiscal Year during which the Members have held their respective interests. All items of income, loss and deduction shall be considered to have been earned ratably over the period of the Fiscal Year, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.

          3. Notwithstanding any other provision of the LLC Agreement, to the extent required by law, income, gain, loss and deduction attributable to property contributed to the Company by a Member shall be allocated among the Members so as to take into account any variation between the basis of the property to the Company and the fair market value of the property at the time of contribution in accordance with the requirements of Section 704(c) of the Code and the applicable Treasury Regulations thereunder, as more fully described in Part B hereof. The Company shall use the traditional method with curative allocations described in Treasury Regulation Section 1.704-3(c) for purposes of complying with Section 704(c)(1)(A) of the Code.

          4. Notwithstanding any other provision of the LLC Agreement, in the event the Company is entitled to a deduction for interest imputed under any provision of the Code on any loan or advance from a Member (whether such interest is currently deducted, capitalized or amortized) or for any payment or deemed payment to a Member for Services provided pursuant to Section 3.2 of the LLC Agreement, such deduction shall be allocated solely to such Member.

          5. Notwithstanding any provision of the LLC Agreement to the contrary, to the extent any payments in the nature of fees made to a Member are finally determined by the IRS to be distributions to a Member for federal income tax purposes, there will be a gross income allocation to such Member in the amount of such distribution.

          6.   (a)     Notwithstanding any provision of the LLC Agreement to
the contrary and subject to the exceptions set forth in Section 1.704-2(f)(2)-(5) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This paragraph 6(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith. To the extent permitted by such Section of the Treasury Regulations and for purposes of this paragraph 6(a) only, each Member's Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Article VI of the LLC Agreement with respect to such Fiscal Year and without regard to any net decrease in Partner Minimum Gain during such Fiscal Year.

                       (b) Notwithstanding any provision of the LLC Agreement to the contrary, except paragraph 6(a) of this Exhibit 2 and subject to the exceptions set forth in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This paragraph 6(b) is intended to comply with the minimum gain chargeback requirement in such Sections of the Treasury Regulations and shall be interpreted consistently therewith. To the extent permitted by such Sections of the Treasury Regulations, and solely for purposes of this paragraph 6(b), each Member's Adjusted Capital Account Balance shall be determined prior to any other allocations pursuant to Article VI of the LLC Agreement with respect to such Fiscal Year, other than allocations pursuant to paragraph 6(a) hereof.

          7.   (a)     Notwithstanding any provision of the LLC Agreement to
the contrary, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6),
items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficits in their Adjusted Capital Account Balances created by such adjustments, allocations or distributions as quickly as possible, provided that an allocation pursuant to this paragraph 7(a) shall be made only if and to the extent that such Members would have a deficit Adjusted Capital Account Balance after all other allocations provided for in the LLC Agreement and this Exhibit 2 have been tentatively made as if this paragraph 7(a) were not in the LLC Agreement or incorporated thereinto.

                       (b) In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the LLC Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph 7(b) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in the LLC Agreement and this Exhibit 2 have been made as if paragraph 7(a) hereof and this paragraph 7(b) were not in the LLC Agreement or incorporated thereinto.

          8. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as a item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interest in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations applies.

          9. No loss shall be allocated to any Member to the extent that such allocation would result in a deficit in its Adjusted Capital Account Balance while any other Member continues to have a positive Adjusted Capital Account Balance; in such event losses shall first be allocated to any Members with positive Adjusted Capital Account Balances, and in proportion to such balances, to the extent necessary to reduce their positive Adjusted Capital Account Balances to zero. Any allocation of loss pursuant to this paragraph 9 shall be offset in subsequent years on a last-in first-out priority basis by special corresponding amounts.

          10. Any special allocations of income in the of items pursuant to this Part A (the "Regulatory Allocations") shall be taken into account in computing subsequent allocations so that the net amount of any items so allocated and the Profits, Losses and all other items allocated to each such Member pursuant to Article VI of the LLC Agreement shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of Article VI of the Agreement if such Regulatory Allocations had not occurred.

          11. Notwithstanding any provision of the LLC Agreement to the contrary, Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members pro rata in accordance with their respective Membership Interests.

          12. Notwithstanding any provision of the LLC Agreement to the contrary, any Member Nonrecourse Deduction for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i) of the Treasury Regulations.

     B.   Capital Account Adjustments.
          ---------------------------

          1. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided, however, that:

               (a) Any deductions for depreciation, cost recovery or amortization (other than depletion under Section 611 of the Code) attributable to property contributed by a Member to the capital of the Company shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the fair market value of the property as determined by the Members pursuant to Part B.7(a) hereof using such reasonable methods of valuation as they may adopt. Upon an adjustment to the Carrying Value of any Company property (other than property subject to depletion under Section 611 of the Code), any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

               (b) Any income, gain or loss attributable to the taxable disposition of any property (including any property subject to depletion under Section 611 of the Code) shall be determined by the Company as if the adjusted basis of such property as of such date of disposition was equal in amount to the Company's Carrying Value with respect to such property as of such a date.

               (c) The computation of all items of income, gain, loss and deduction shall be made by the Company and, as to those items described in
     Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, or treated as
     Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

          2. A transferee of a Membership Interest will succeed to the Capital Account relating to the Membership Interest transferred.

          3. Upon an issuance of additional Membership Interests for cash or property, the Capital Accounts of all Members (and the Carrying Values of all Company properties) shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof, immediately prior to such issuance, and had been allocated to the Members, at such time, pursuant to
Article VI of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Members pursuant to Part B.7(a) hereof using such reasonable methods of valuation as they may adopt.

          4. Immediately prior to the distribution of any Company property in liquidation of the Company, or the distribution by the Company to a Member of any Company property as consideration for an interest in the Company, the capital accounts of all Members (and the Carrying Values of all Company properties) shall be adjusted (consistent with the provisions hereof and
Section 704 of the Code) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Members, at such time, pursuant to Article VI of the Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Company properties shall be determined by the Members pursuant to Part B.7(a) hereof using such reasonable methods of valuation as they may adopt.

          5. In the event the value of any Company asset is adjusted as described in paragraph 3 or 4 above, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the value and the adjusted basis of such asset for federal income tax purposes in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

          6. Any elections or other decisions relating to such allocations shall be made by the Committee in any manner that reasonably reflects the purpose and intention of the LLC Agreement.

          7. The following actions shall require the consent of the holder(s) of a majority of outstanding membership interests:

               (a) the valuation of any non-cash property contributed to the Company by a Member, or distributed to a Member by the Company, and the valuation of all the assets of the Company if required for purposes of computing the Members' Capital Accounts pursuant to the Regulations under
Section 704 of the Code; and

               (b) the distribution by the Company to a Member of non-cash property which had been previously contributed by a Member to the capital of the Company, provided such distribution is made within the seven year period following the date on which the property was contributed to the Company and such distribution, if made, would cause the recognition of taxable income or gain under Section 704(c)(1)(B) or Section 737 of the Code.

     C.   Definitions.  For the purposes of this Exhibit 2, the following terms
          -----------
shall have the meanings indicated unless the context clearly indicates otherwise:

          "Adjusted Capital Account Balance": means the balance in the Capital
           --------------------------------
Account of a Member as of the end of the relevant Fiscal Year, after giving effect to the following: (a) credit to such Capital Account any amounts the Member is obligated to restore, pursuant to the terms of the Agreement or otherwise, or is deemed obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, and (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

          "Carrying Value":  means (a) with respect to property contributed by
           --------------
a Member to the capital of the Company, the value of such property reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Members' Capital Accounts with respect to such property, as well as any other charges for sales, retirements and other dispositions of assets included in property, as of the time of determination, and (b) with respect to any other property, the adjusted basis of that property for federal income tax purposes as of the time of determination. The Carrying Value of any property shall be adjusted in accordance with the principles set forth herein.

          "Nonrecourse Deductions":  shall have the meaning set forth in
           ----------------------
Section 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Treasury Regulations.

          "Nonrecourse Liability":  shall have the meaning set forth in Section
           ---------------------
1.704-2(b)(3) of the Treasury Regulations.

          "Partner Nonrecourse Debt Minimum Gain":  means an amount, with
           ------- -----------------------------
respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner

Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

          "Partner Nonrecourse Debt":  shall have the meaning set forth in
           ------------------------
Section 1.704-2(b)(4) of the Treasury Regulations.

          "Partner Nonrecourse Deductions":  shall have the meaning set forth
           ------------------------------
in Sections 1.704-2(i)(1) and (2) of the Treasury Regulations. The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during the Fiscal Year to the Member that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.702-2(i)(2) of the Treasury Regulations.

          "Partnership Minimum Gain":  shall have the meaning set forth in
           ------------------------
Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

          "Treasury Regulations" or "Treas. Reg." shall include temporary and
           --------------------      ----------
final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

          For purposes of this Exhibit, all other capitalized terms will have the same definition as in the LLC Agreement.

                                   EXHIBIT 3
                                   ---------

                             INTENTIONALLY OMITTED

                                   EXHIBIT 4
                                   ---------

                              GE COMPANY POLICIES
                              -------------------

                                 (See Attached)

                                   EXHIBIT 5
                                   ---------

                         FORM OF CONTRIBUTION AGREEMENT
                         ------------------------------

                             INTENTIONALLY OMITTED

                                   EXHIBIT 6
                                   ---------

                 FORM OF PROMISSORY NOTE AND SECURITY AGREEMENT
                 ----------------------------------------------

                                 (See Attached)

                                   EXHIBIT 7
                                   ---------

                 FORM OF GE TRADEMARK AND TRADE NAME AGREEMENT
                 ---------------------------------------------

                                 (See Attached)

                                   EXHIBIT 8
                                   ---------

                     FORM OF PLUG POWER TRADEMARK AGREEMENT
                     --------------------------------------
                                 (See Attached)

                                   EXHIBIT 9
                                   ---------

                         FORM OF DISTRIBUTOR AGREEMENT
                         -----------------------------

                                   See Tab 1.